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                                                                    EXHIBIT 4(b)

                                  AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

         This Amendment to Amended and Restated Rights Agreement (the "Amendment") is made as of December 13, 2001 by and among Detrex Corporation, a Michigan corporation (the "Company") and State Street Bank & Trust Company, a Massachusetts Trust Company ("State Street"), and EquiServe Trust Company, N.A. ("EquiServe").

         WHEREAS, the Company and State Street entered into that certain Amended and Restated Rights Agreement, dated as of April 27, 2000 (the "Agreement");

         WHEREAS, State Street desires to appoint EquiServe as the Rights Agent; and

         WHEREAS, the parties desire to amend Section 21 of the Agreement and to recognize EquiServe as a successor Rights Agent.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         1. This Amendment shall be effective as of December 13, 2001 and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

         2. Section 3(c) of the Agreement is hereby amended to add, at the end of the legend that appears on page 7:

                  "EquiServe Trust Company, N.A. is the successor Rights Agent to the Rights Agreement."

         3. Section 21 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "SECTION 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Preferred Stock and the Company Common Stock by registered or certified mail and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Stock and the Company Common Stock by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment
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         within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Stock and the Company Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

         4. Section 25 is hereby amended to delete the reference "State Street Bank & Trust Company" and in its place, to add "EquiServe Trust Company, N.A."

         5. EquiServe hereby warrants that it satisfies all of the requirements to serve as Rights Agent and hereby is a successor Rights Agent and agrees to be bound by the terms of the Agreement, as amended by this Amendment.

         6. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

                            [Signature page follows]
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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, effective as of December 13, 2001.


                                    DETREX CORPORATION


                                    By: /s/ Robert M. Currie
                                       ------------------------
                                       Name:  Robert M. Currie
                                       Its: Secretary


                                    STATE STREET BANK &
                                    TRUST COMPANY


                                    By:/s/ Charles V. Rossi
                                       ------------------------
                                       Name: Charles V. Rossi
                                       Its: Vice President


                                    EQUISERVE TRUST
                                    COMPANY, N.A.


                                    By:/s/ Carol Mulvey-Eori
                                       ------------------------
                                       Name: Carol Mulvey-Eori
                                       Its: Managing Director